DREYFUS PREMIER NEW YORK AMT-FREE MUNICIPAL MONEY MARKET FUND
                              Registration No. 811-5160

                                                              Sub-Item 77 Q-1

By Unanimous Written Consent, dated December 21, 2007, the Registrant's Board of Directors authorized the name change of Dreyfus New York Tax-Exempt Money Market Fund to Dreyfus Premier New York AMT-Free Municipal Money Market Fund.

Attached, please find a copy of the Registrant's Articles of Amendment, filed with the State of the Commonwealth of Massachusetts.